SIGNIFICANT SUBSIDIARIES OF PRODUCTION OPERATORS CORP




                                                        JURISDICTION
                                                             OF
                  NAME                                  ORGANIZATION


Production Operators, Inc.                                 Florida


Servicios Production Operators, C.A.                       Venezuela


Production Operators Argentina, S.A.                       Argentina